Exhibit 22                 SUBSIDIARY INFORMATION


      Registrant Questar Corporation has the following subsidiaries:
Questar Regulated Services Company; Entrada Industries, Inc.; Questar InfoComm, Inc.; and Interstate Land Corporation. Each of these companies is a Utah corporation.

      Entrada Industries, Inc., has the following subsidiaries: Wexpro Company; Celsius Energy Company; Universal Resources Corporation;
Questar Energy Trading Company; and Questar Energy Services, Inc.
Celsius Energy is a Nevada corporation and Universal Resources is a Texas corporation. The other listed companies are incorporated in Utah.

      Celsius Energy has a wholly owned subsidiary, Celsius Energy Resources, Ltd., which is an Alberta corporation.

      Universal Resources Corporation has two active subsidiaries: URC Canyon Creek Compression Company and Questar WMC Corporation. Both entities are Utah corporations. Universal Resources also does business under the names Questar Energy Company and URC Corporation.

      Questar Regulated Services has two subsidiaries, both of which are Utah corporations: Mountain Fuel Supply Company and Questar Pipeline Company. Questar Pipeline, in turn, has one wholly owned subsidiary, Questar TransColorado, Inc., which is a Utah corporation.

      Interstate Land has one active subsidiary, Questar GO Holding Corporation, which is a Utah corporation.